Exhibit 12


                           COMPUTATION OF RATIO OF
                          EARNINGS TO FIXED CHARGES
                         (In millions except ratios)



                                                            THIRD QUARTER
                                                          -----------------
                                                            1994      1993
                                                           -------  -------
EARNINGS BEFORE TAX                                         $ 501     $ 462

FIXED CHARGES
     Capitalized interest                                       1
     Interest expense                                         115       123
     Interest expense for finance subsidiary                    1         1
     Interest portion of rental expense                        28        33
                                                          -------  --------
TOTAL FIXED CHARGES                                         $ 145     $ 157
                                                          =======  ========

TOTAL FIXED CHARGES EXCLUDING CAPITALIZED INTEREST          $ 144     $ 157
                                                          =======  ========

EARNINGS PLUS FIXED CHARGES EXCLUDING CAPITALIZED INTEREST  $ 645     $ 619
                                                          =======  ========

RATIO OF EARNINGS TO FIXED CHARGES                            4.4      3.9
                                                          =======  ========